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                                                                    EXHIBIT 23.1

CONSENT OF KPMG, LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Talk City, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-94183) on Form S-8 of Talk City, Inc. of our reports dated February 2, 2000, relating to the balance sheets of Talk City, Inc. as of December 31, 1999, and 1998, and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Talk City, Inc.


                                            /s/ KPMG LLP

Mountain View, California
March 27, 2000